Exhibit 3.74

Exhibit 3.74

BY-LAW NO.2

A By-Law relating generally to the transaction of the business and affairs of

PRAIRIE COAL LTD.

(hereinafter referred to as the “Corporation”) SHAREHOLDERS

1. Participation in Meeting by Telephone—A shareholder or any other person entitled to attend a meeting of shareholders may participate in the meeting by means of telephone or other communication facilities that permit all persons participating in the meeting to hear each other.

2. Quorum—A quorum of shareholders is present at a meeting of shareholders, irrespective of the number of persons actually present at the meeting, if one or more holders holding or representing by proxy, not 1ess than fifty (50%) percent of the shares entitled to vote at the meeting are present. No business shall be transacted at any meeting of shareholders unless the quorum requisite is present at the commencement of business and throughout the meeting.

3. Procedure at Meetings of Shareholders—The chairman of any meeting of shareholders shall be the first mentioned of such of the following officers as has been appointed and who is present at the meeting: chairman of the board or president, or a vice-president who is a shareholder (and if there be more than one such vice-president, the person having occupied such office for the greatest length of time). If no such officer is present within fifteen (15) minutes after the time fixed for holding such meeting, the persons present and entitled to vote shall choose one (1) of their number to be chairman. If the secretary of the Corporation is absent, the chairman shall appoint some person, who need not be a shareholder, to act as secretary of the meeting. The chairman of any meeting of the shareholders shall conduct the procedure thereat in all respects and his decision on any matters or things, including, but without in any way limiting the generality of the foregoing, any questions regarding the validity or invalidity of any instrument of proxy, shall be conclusive and binding upon the shareholders.

A declaration by the chairman at any meeting that a resolution has been carried or carried unanimously or carried by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact. In the case of an equality of votes at any meeting of shareholders, whether upon a show of hands or on a poll, the chairman shall not be entitled to a second or casting vote.

4. Scrutineers—The chairman at any meeting of shareholders may appoint one (1) or more persons (who may, but need not be, shareholders, directors, officers or employees of the Corporation) to act as scrutineers of the meeting.

DIRECTORS

5. Calling Meetings—Meetings of the board may be summoned by the secretary or an assistant secretary at the request of the president or chairman, and failing them, at the request of a vice-president or a director.

6. Notice of Meetings and Quorum—Notice of meetings of the board shall be given to each director not less than forty-eight (48) hours before the time when the meeting is to be held. Each newly elected board may without notice hold its first meeting of the purpose of organization and the election and appointment of officers immediately following the meeting of shareholders at which such board was elected, provided a quorum of directors be present. A quorum for a meeting of directors shall be a majority of the directors unless the directors by resolution fix some other quorum.

7. Presiding at Meeting—The chairman of the board or failing him, the president, or failing him a member of the board selected by a majority of the directors present, shall preside at any meeting.

8. Votes to Govern—Questions arising at any meeting of directors shall be decided by a majority of votes and in the case of an equality of votes, the chairman of the meeting shall not have a second or casting vote in addition to his ordinary vote.

9. Participation in Meeting by Telephone—A director may participate in a meeting of directors or of a committee of directors by means of telephone or other communication facilities that permit all persons participating in the meeting to hear each other.

10. Interest of Directors and Officers Generally in Contracts—No director or officer shall be disqualified by his office from contracting with the Corporation nor shall any contract or arrangement entered into by or on behalf of the Corporation with any director or officer or in which any director or officer is in any way interested, be liable to be voided nor shall any director or officer so contracting or being so interested be liable to account to the Corporation for any profit realized by any such contract or arrangement by reason of such director or officer holding that office or of the fiduciary relationship thereby established PROVIDED that the director or officer shall have complied with the provisions of The Business Corporations Act.

INDEMNIFICATION

11. Indemnification of Directors and Officers—The Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor and his heirs and legal representatives to the extent permitted by The Business Corporations Act.

12. Additional Provision Regarding Indemnity—Except as otherwise required by paragraph 13 and subject to paragraph 11, the Corporation may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as director, officer, employee, agent of or participant in any other body corporate, partnership, joint venture, trust or other enterprise, against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted honestly and in good faith with a view to the best interests of the Corporation, and with respect to any criminal or administrative action or proceeding that is enforced by monetary penalty, had reasonable grounds for believing that his conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement, or conviction, shall not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Corporation, and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his conduct was lawful.

13. Successful Defence—To the extent that a person who is or was an employee or agent of the Corporation has achieved a complete or substantial success as a defendant in any action, suit or proceeding referred to in paragraph 12, he shall be indemnified against all costs, charges and expenses actually and reasonably incurred by him in connection therewith.

14. Right of Indemnity Not Exclusive—The provisions for indemnification contained in the by-laws of the Corporation shall not be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall enure to the benefit of the heirs, executors and administrators of such a person.

15. No liability of Directors or Officers for Certain Acts, Etc.— To the extent permitted by 1aw, no director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any Loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the monies of or belonging to the Corporation shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person, firm or body corporate with whom or which any monies, securities or effects shall be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any monies, securities or other assets belonging to the Corporation or for which any other loss, damage or misfortune whatsoever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless same shall happen by or through his failure to act honestly and in good faith with a view to the best interests of the Corporation and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a body corporate which is employed by or performs services for the Corporation, the fact of his being a director or officer of the Corporation shall not disentitle such a director or officer or such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

16. Banking Arrangements—The banking business of the Corporation, or any part thereof, shall be transacted with such banks, trust companies or other financial institutions as the board may designate, appoint or authorize from time to time by resolution and all such banking business, or any part thereof, shall be transacted on the Corporation’s behalf by such one or more officers and/or other persons as the board may designate, direct or authorize from time to time by resolution and to the extent therein provided.

If authorized by a resolution duly passed by the directors and sanctioned by at least two-thirds of the votes cast at a special meeting of the holders of the Class “A” shares duly called for considering the resolution, the directors may from time to time:

a) Borrow money upon the credit of the Corporation;

b) Limit or increase the amount to be borrowed;

c) Issue debentures or other securities of the Corporation;

d) Pledge or sell such debentures or other securities for such sums and at such prices as may be deemed expedient;

e) Mortgage, hypothecate, charge or pledge all or any of the real and personal property, present and future, undertaking and rights of the Corporation to secure any such debentures or other securities or any money borrowed on any other liability of the Corporation.

17. The Corporation shall not, without resolution duly passed by the directors and sanctioned by at least two-thirds of the votes cast at a special meeting of the holders of the Class “A” shares duly called for considering the resolution, guarantee the performance or fulfillment of any contract or obligation or the payment of any liability of any person or company.

18. Invalidity of Any Provisions in this By-Law—The invalidity or unenforceability of any provision of this by-law shall not affect the validity or enforceability of the remaining provisions of this by-law.

19. Interpretation—In this by-law and all other by-laws of the Corporation words importing the singular number only shall include the plural and vice versa; words importing masculine gender shall include the feminine and neuter genders; words importing persons shall include an individual, partnership, association, body corporate, executor, administrator, or legal representative and any number or aggregate of persons; “articles” include the original or restated articles of incorporation, articles of amendment, articles of amalgamation, articles of continuance, articles of reorganization and

articles of revival; “board” shall mean the board

of directors of the Corporation; and “meeting of shareholders” shall mean and include an annual meeting of shareholders and a special general meeting of shareholders; the “Business Corporations Act” shall mean The Business Corporations Act, Chapter B-10 as amended from time to time or any Act that may hereafter be substituted therefor.

20. Corporate Seal—Until changed by the board, the corporate seal of the Corporation and any facsimiles thereof adopted by the board for use in jurisdiction outside Saskatchewan shall be in the form impressed or stamped hereon.

21. Execution of Instruments—The president, vice-president or a director together with any one of the treasurer or secretary; any two directors, or any two persons so authorized by a reso1ution of the board are authorized to execute, and where they deem necessary or advisable, to affix the corporate seal of the Corporation and to deliver for and on behalf of and in the name of the Corporation such instruments, contracts and documents in such form as the directors or officers may approve, such approval to be conclusively evidenced by the execution and delivery thereof.

Made this 1st day of APRIL, 1985.

Witness the corporate seal of the Corporation

President

Secretary